UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Republic Services, Inc.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note

This proxy supplement, dated April 21, 2022, supplements the definitive proxy statement of Republic Services, Inc. (the “Company”), which was filed with the Securities and Exchange Commission on March 29, 2022, relating to the Company’s Annual Meeting of Shareholders to be held on May 16, 2022 (the “Proxy Statement”).

The Company is filing a copy of certain materials intended to be used during meetings with its stockholders.

INTRODUCTION

Our business is fundamentally about keeping communities clean and healthy. Being a good neighbor is a top priority for Republic Services, and we’re proud of the positive impact we make on our local communities and the environment.

Environmental justice is an important aspect of our ongoing commitment to being a leader in sustainability. We have grounded our approach to this topic in line with the U.S. Environmental Protection Agency’s (EPA) definition of environmental justice: “the fair treatment and meaningful involvement of all people regardless of race, color, national origin, or income, with respect to the development, implementation, and enforcement of environmental laws, regulations, and policies.”

We take great pride in the positive impact we have on our communities. Our standardized, enterprise-wide operating model goes above and beyond regulations in an already highly regulated industry to be sure the communities where we operate receive fair treatment and have opportunities for meaningful involvement. This document aims to provide further information on our approach – and is reflective of our longstanding business practices and how we operate on a daily basis. As we acquire more facilities or sites of operation, we will continue to uphold Republic’s overall standard, enterprise-wide model of sound operations and strong community engagement.

FAIR TREATMENT THROUGH REPUBLIC’S STANDARD, ENTERPRISE-WIDE OPERATING MODEL

Our operating model allows us to deliver a consistent, high-quality service to all our customers. This approach of developing standardized processes with rigorous controls and tracking allows us to leverage our scale and deliver durable operational excellence.

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Our operating model enables us to coordinate functionally across all of our markets, while empowering local management to respond to unique market dynamics. Proactively monitoring our operations at the management level is a collaborative effort, involving multiple groups within Republic Services that report to the executive management team:

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Our Engineering and Environmental Compliance Teams monitor the operation of our landfills on a monthly basis and report in to our Chief Operating Officer. Through oversight and detective controls of our landfills, Republic is able to standardize compliance, operations, quality of service, and reporting across our operations. These groups monitor several environmental factors including leachate and gas management, stormwater, and odor control, to name a few.

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Republic’s Internal Audit Team routinely performs thorough audits of operations to ensure compliance with our operating standards. Our Ethics and Compliance function also performs routine reviews with the engineering and environmental compliance groups, and our Chief Legal officer meets with our engineering and environmental compliance leaders on a quarterly basis.

We believe that our standardized, enterprise-wide operating model and current business position us as an industry leader in the environmental services industry, allowing us to not only navigate and comply with current and potential regulations, but to go above and beyond.

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MEANINGFUL INVOLVEMENT WITH AN EMPHASIS ON CONSISTENT COMMUNITY ENGAGEMENT

We know having effective operations is critical to ensuring we have a positive impact in the communities we serve, but it’s only part of the equation. That is why we take a proactive approach to being a good neighbor by engaging with and investing in the communities we serve. Our teams continually educate and engage locally.

Our Human Rights Policy provides guidance on our well-developed, year-round engagement program, including candid dialogue with our communities and other stakeholders. Human rights are the responsibility of every Republic employee and Board Member. Our Chief Executive Officer, Executive Vice President, Chief Legal Officer and Chief Ethics & Compliance Officer provide executive oversight of our Human Rights Policy, which is overseen by the Sustainability & Corporate Responsibility Committee of our Board.

Republic both empowers and expects local leadership to be active members of their local communities and own this relationship, while our Community Relations team provides resources and ensures consistency. We believe it’s important to see a familiar face, helping build trust within the community and creating easy-to-access avenues of communication between the community and Republic. We frequently host facility tours and townhalls, participate in city council and chamber meetings, provide educational materials and transparently allow guests a firsthand view of our responsible operations with the opportunity to ask questions of site team members.

While we emphasize proactive and consistent community outreach, we take pride in being agile, listening to community feedback, and being responsive to concerns community members may have. In instances where there are community objections about site operations or plans, our local teams are encouraged to meet with the community to listen, discuss and find common ground.

Community is a core component of our sustainability program, including our goal to positively impact 20 million people by 2030 and our National Neighborhood Promise program. For additional information, visit our Charitable Giving website or the Communities section of our Sustainability Report.

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BOARD OVERSIGHT

Republic Service’s ability to achieve a positive impact on our communities starts with strong oversight. Our Board has a longstanding commitment to ESG and has direct and active oversight of our sustainability program. The Board reviews the Company’s sustainability performance on a quarterly basis.

Specifically, the Board’s Sustainability & Corporate Responsibility Committee, established in 2015, has oversight responsibility with respect to environmental justice, along with other risks and opportunities related to the four elements of our sustainability program: safety, talent, climate leadership and communities.

COMMITMENT TO TRANSPARENCY AND DISCLOSURE

Republic remains committed to reporting data transparently to help our stakeholders understand Republic’s presence and engage with us. That includes information on the location of our facilities and the communities that surround them. Republic conducted an analysis on the location of our facilities and their neighboring communities across both ethnic and socioeconomic dimensions.

Methodology

Republic’s analysis is based on analysis of ESRI demographic data for multiple radii surrounding each Republic facility. Facility location data is as of December 2021. The analysis leverages multiple aspects of the U.S. EPA’s Environmental Justice Screening and Mapping (EJSCREEN) approach while providing useful information on demographics relative to state averages. Specifically:

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Radii Length: The EPA EJSCREEN utilizes 1-, 5- and 10-kilometer radii. Republic Services originally analyzed facility location data using a 3-mile (roughly 5km) radius. To provide an even more localized analysis, we also analyzed facility location data using a 1km radius, in line with the shortest radius used by the EPA EJSCREEN. Additionally, we’ve updated our 3-mile radius disclosure to a 5km radius to align with the EPA EJSCREEN.

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Ethnic Diversity: Our analysis of neighboring communities’ ethnic and racial diversity is conducted by comparing the percentage of minorities in a given community to the average percentage of minorities in communities of that respective state.

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Household Income: Our analysis of neighboring communities’ socioeconomic dimensions is conducted by comparing the percentage of households in a given community with incomes below the poverty level to the average percentage of households below the poverty level in communities of that respective state.

Conducting the analysis in this manner provides relative information that further contextualizes the locations of our facilities and their surrounding communities.

ANALYSIS

Analysis of data regarding our facility locations, across both 1km and 5km radii, demonstrates equitable access to our facility’s benefits across both ethnic and socioeconomic dimensions.

1-kilometer

1 kilometer is the narrowest radius used by the EPA’s EJSCREEN. Comparing demographic data for populations within 1 kilometer of our facilities to the total state population:

•	64% of our locations have a surrounding population comprised of fewer ethnic minorities than the state average and 36% of our locations are above the state average, and

•	58% of our locations have fewer surrounding households below the poverty level than the state average and 42% of our locations are above the state average.

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5-kilometer

5 kilometers was the original radius used by the EPA EJSCREEN. Comparing demographic data for populations within 5 kilometers of our facilities to the total state population:

•	57% of our locations have a surrounding population comprised of fewer ethnic minorities than the state average and 43% of our locations are above the state average, and

•	49% of our locations have fewer surrounding households below the poverty level than the state average and 51% of our locations are above the state average.

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Densely Populated Areas

Beyond transparently disclosing location data on our facilities and their surrounding communities, we also disclose the number of facilities in or near areas of dense population, in line with the Sustainability Accounting Standards Board (SASB) Waste Management Sustainability Accounting Standard. This is defined as the total landfill count within 5km of urban populations greater than 50,000 people, based on 2010 U.S. Census Bureau data. In 2020, Republic had 85 open landfills and 52 closed landfills in or near these areas.

The location of our facilities is publicly available on our website: https://www.republicservices.com/locations. Republic is committed to ongoing transparency and providing insightful information to our stakeholders in order to demonstrate our positive impact on communities and our attention and dedication to the important topic that is environmental justice.

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Additionally, Page 35 of the Proxy Statement contains an inadvertent error concerning awards received in 2020, not 2021. As corrected, the disclosure should read as follows:

We continue to receive national awards for our accomplishments in these areas and we aim to raise the bar even higher.

Except as described herein, this proxy supplement does not change or update any of the other disclosures contained in the Proxy Statement.

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